Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-174710, 333-164067, 333-158765, 333-155363, and 333-152226, and in the related prospectuses of our report dated April 11, 2012, with respect to the consolidated financial statements of Cord Blood America, Inc., and Subsidiaries in the Company’s Annual Report on Form 10-K for the years ended December 31, 2011 and 2010. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs LLP

Encino, California
May 22, 2012